EXHIBIT 99.1

Encore Wire Corporation	PRESS RELEASE		July 27, 2011
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS IMPROVED SECOND QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced improved results for the second quarter and six months ended June 30, 2011.
Net sales for the second quarter ended June 30, 2011 were $309.5 million compared to $236.1 million during the second quarter of 2010. Higher prices for building wire sold in the quarter ended June 30, 2011 accounted for most of the increase in net sales dollars, increasing 28.6% per copper pound sold versus the same period in 2010. Sales prices rose primarily due to higher copper prices, which rose 30.7%. Unit volume in the second quarter of 2011 increased 1.9% versus the second quarter of 2010. Net income for the second quarter of 2011 increased 16.3% to $9.5 million versus $8.1 million in the second quarter of 2010. Fully diluted net earnings per common share increased 16.0%, to $0.40 in the second quarter of 2011 versus $0.35 in the second quarter of 2010.
Net sales for the six months ended June 30, 2011 were $612.8 million compared to $411.3 million during the same period in 2010. Higher prices for building wire sold in the six months ended June 30, 2011 accounted for most of the increase in net sales dollars, increasing 31.5% per copper pound versus the same period in 2010. Unit volume in the six months ended June 30, 2011 also helped to increase net sales dollars, increasing 13.4% versus the same period in 2010. Net income for the six months ended June 30, 2011 was $20.1 million versus $5.7 million in the same period in 2010. Fully diluted net earnings per common share increased 252.6%, to $0.86 for the six months ended June 30, 2011 versus $0.24 in the same period in 2010.
On a sequential quarter comparison, net sales for the second quarter of 2011 were $309.5 million versus $303.4 million during the first quarter of 2011. Unit volume increased 6.0% on a sequential quarter comparison. Net income for the second quarter of 2011 was $9.5 million versus $10.7 million in the first quarter of 2011. Fully diluted net income per common share was $0.40 in the second quarter of 2011 versus $0.46 in the first quarter of 2011.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce strong quarterly earnings in the midst of the severe recession currently taking place in the construction industry. As we have repeatedly noted, the key metric to our earnings is the “spread” between the price of wire sold and cost of raw copper purchased in any given period. That spread increased 22.2% in the second quarter of 2011 versus the second quarter of 2010, while our unit volume shipped in the second quarter of 2011 increased 1.9% versus the second quarter of 2010. For the six months ended June 30, 2011, the spread increased 30.4% versus the six months ended June 30, 2010, driving our increased earnings. We believe the exit of a former competitor in the first quarter of 2010 has contributed to the positive trend in industry pricing levels and margins over the last five quarters. In the past five quarters since their exit, we have earned a cumulative $1.62 in fully diluted net earnings per share, versus a cumulative $0.05 in fully diluted net earnings per share in the previous five quarters ended March 31, 2010.

Despite producing strong earnings in the second quarter of 2011, earnings per share are down slightly on a sequential quarter comparison. With the volatility of copper prices during the quarter, industry attempts to introduce price increases were occasionally stymied by this volatility. We attempted to lead or follow price increases during the quarter, some of which were unsuccessful. We continue to support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.
Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we have $46.8 million in cash as of June 30, 2011. We also declared another quarterly cash dividend during the second quarter of 2011.
We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their outstanding effort and our shareholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2010 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended June 30,		6 Months Ended June 30,
$’s in 000’s	2011	2010	2011	2010
Net Income	$9,461	$8,135	$20,115	$5,669
Income Tax Expense	5,087	4,618	10,046	2,998
Interest Expense	78	109	155	363
Depreciation and Amortization	3,442	3,389	6,867	6,861

EBITDA	$18,068	$16,251	$37,183	$15,891

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS

Current Assets
Cash	$46,802	$103,252
Receivables, net	246,750	190,364
Inventories	55,155	42,104
Prepaid Expenses and Other	8,349	6,377

Total Current Assets	357,056	342,097

Property, Plant and Equipment, net	134,194	134,985

Other Assets	222	194

Total Assets	$491,472	$477,276

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$30,070	$32,897
Accrued Liabilities and Other	21,969	25,256

Total Current Liabilities	52,039	58,153

Long Term Liabilities
Non-Current Deferred Income Taxes	12,017	11,746

Total Long Term Liabilities	12,017	11,746

Total Liabilities	64,056	69,899

Stockholders’ Equity
Common Stock	264	264
Additional Paid in Capital	45,893	45,040
Treasury Stock	(21,294)	(21,294)
Retained Earnings	402,553	383,367

Total Stockholders’ Equity	427,416	407,377

Total Liabilities and Stockholders’ Equity	$491,472	$477,276

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)
(Unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2011		2010		2011		2010
Net Sales	$309,469	100.0%	$236,094	100.0%	$612,820	100.0%	$411,323	100.0%
Cost of Sales	278,837	90.1%	209,179	88.6%	548,432	89.5%	373,807	90.9%

Gross Profit	30,632	9.9%	26,915	11.4%	64,388	10.5%	37,516	9.1%

Selling, General and Administrative Expenses	16,083	5.2%	14,068	6.0%	34,232	5.6%	26,052	6.3%

Operating Income	14,549	4.7%	12,847	5.4%	30,156	4.9%	11,464	2.8%

Net Interest & Other Expense	—	0.0%	94	0.0%	(5)	0.0%	2,797	0.7%

Income before Income Taxes	14,549	4.7%	12,753	5.4%	30,161	4.9%	8,667	2.1%

Income Taxes	5,088	1.6%	4,618	2.0%	10,046	1.6%	2,998	0.7%

Net Income	$9,461	3.1%	$8,135	3.4%	$20,115	3.3%	$5,669	1.4%

Basic Earnings Per Share	$0.41		$0.35		$0.87		$0.24

Diluted Earnings Per Share	$0.40		$0.35		$0.86		$0.24

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,264		23,171		23,241		23,165

-Diluted	23,405		23,334		23,392		23,246

Dividend Declared per Share	$0.02		$0.02		$0.04		$0.04